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                                                                    EXHIBIT 5.1
                      Letterhead of Andrews & Kurth L.L.P.
                             600 Travis, Suite 4200
                              Houston, Texas 77002


                                October 11, 1999


Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC 20549

         Re:      BJ Services Company

Gentlemen:

                  We have acted as counsel to BJ Services Company, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") relating to the registration under the Securities Act of 1933, as amended (the "Securities Act"), of the issuance of up to 3,000,000 shares of the Company's common stock (the "Shares"), par value $0.10 per share ("Common Stock"), pursuant to the Company's 1997 Incentive Plan (the "Plan"). As used herein, the term "Shares" includes the associated preferred share purchase rights issuable pursuant to the Company's Amended and Restated Rights Agreement dated as of September 26, 1996, as amended as of March 31, 1997.

                  As the basis for the opinions hereinafter expressed, we have examined such statutes, regulations, corporate records and documents and such other instruments as we have deemed necessary for the purposes of the opinions contained herein. As to all matters of fact material to such opinions, we have relied upon the representations of officers of the Company and certificates of public officials. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the original documents of all documents submitted to us as copies.

                  Based upon the foregoing and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, upon issuance by the Company in accordance with the Plan, will be legally issued and will constitute fully paid and nonassessable shares of Common Stock.

                  This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the laws of the United States of America insofar as such laws are applicable.

                  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name under the caption "Exhibits" therein. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

                              Very truly yours,

                              /s/ ANDREWS & KURTH L.L.P.